FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter 2017 Financial Results
Initiates Regular Quarterly Dividend and Appoints Michael Skipworth CFO
Raises Annual Earnings Guidance for Fiscal Year 2017

Dallas, August 3, 2017 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today reported fiscal second quarter financial results for the period ended July 1, 2017. The Company also announced the initiation of a regular quarterly dividend, the appointment of Michael Skipworth as Chief Financial Officer, and raised annual earnings guidance for fiscal year 2017.

Highlights for the Fiscal Second Quarter 2017 compared to the Fiscal Second Quarter 2016

▪	System-wide sales increased 14.1%

▪	System-wide restaurant count increased 15.5% to 1,056 worldwide locations

▪	Domestic same store sales increased 2.0%

▪	Total revenue increased 8.6% to $24.7 million

▪	Net income increased to $5.3 million, or $0.18 per diluted share*, compared to $4.1 million, or $0.14 per diluted share

▪	Adjusted EBITDA**, a non-GAAP measure, increased 18.0% to $9.8 million

▪	Adjusted net income**, a non-GAAP measure, increased 24.3% to $5.3 million

* In the fiscal first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), which required the Company to record excess tax benefits from equity-based compensation as a reduction to income tax expense in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.

** Adjusted EBITDA and adjusted net income are non-GAAP measures. Reconciliations of adjusted EBITDA and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Chairman and CEO Charlie Morrison stated, “The comparable restaurant sales momentum that began late in the first quarter strengthened as we moved through the second quarter. As expected, our national TV and digital advertising is growing awareness of our ‘category of one’ brand. Despite higher wing prices, Adjusted EBITDA increased 18.0% and diluted EPS rose 28.6% during the second quarter, outpacing top-line growth.”

Morrison concluded, “The strength of our overall business and the cash flow that we generate have positioned Wingstop to initiate a regular dividend only two years after our initial public offering. This return of capital to our shareholders demonstrates our commitment to shareholder value and underscores our confidence in future performance.”

Key Operating Metrics for the Fiscal Second Quarter 2017 Compared to the Fiscal Second Quarter 2016

	Thirteen Weeks Ended
	July 1, 2017	June 25, 2016
Number of system-wide restaurants open at end of period	1,056	914
Number of domestic franchise restaurants open at end of period	946	831
Number of international franchise restaurants open at end of period	89	63
System-wide sales (in thousands)	$268,504	$235,285
System-wide domestic same store sales growth	2.0%	3.1%
Net income (in thousands)	$5,265	$4,079
Adjusted EBITDA (in thousands)	$9,803	$8,309

Fiscal Second Quarter 2017 Financial Results

Total revenue for the fiscal second quarter 2017 increased 8.6% to $24.7 million from $22.7 million in the fiscal second quarter last year.

▪
Royalty revenue and franchise fees increased $1.5 million to $15.8 million from $14.3 million in the fiscal second quarter last year. This increase was due to a 15.8% increase in the number of franchised restaurants and domestic same store sales growth of 2.0%. Other revenue decreased $0.4 million, primarily due to vendor contributions of $0.9 million received in the prior year period for the franchisee convention, which is held every 18 months. The next convention will be in the fourth quarter of 2017.

▪
Company-owned restaurant sales increased $0.4 million to $8.8 million from $8.4 million in the fiscal second quarter last year. The increase was the result of company-owned domestic same store sales growth of 0.8% and the opening of two company-owned restaurants in June and December of 2016.

Cost of sales increased to $6.9 million from $6.2 million in the prior year’s second quarter. As a percentage of company-owned restaurant sales, cost of sales increased 410 basis points to 77.6% from 73.5%. The increase was driven primarily by a 10.9% increase in commodity rates for bone-in chicken wings as compared to the prior year period and an increase in wage rates and labor costs due to the investments in roster sizes and staffing we made in the third and fourth quarters of fiscal year 2016. These were partially offset by a decrease in pre-opening expenses associated with the opening of a new company-owned restaurant during the fiscal second quarter last year.

Selling, general & administrative expenses (SG&A) decreased 3.3% to $8.3 million compared to $8.6 million in the prior year’s second quarter. The decrease in SG&A expense was primarily due to a $1.1 million decrease in expenses related to the 2016 franchisee convention, as well as a $0.3 million decrease in nonrecurring costs related to the refinancing of our credit agreement, which occurred in the fiscal third quarter 2016. These decreases were partially offset by an increase in voluntary contributions made to the Company’s advertising fund of $0.4 million, as well as planned headcount additions and an increase in wages and stock based compensation, as compared to the prior quarter.

Net income increased to $5.3 million, or $0.18 per diluted share, compared to net income of $4.1 million, or $0.14 per diluted share in the prior year’s second quarter. The tax benefit associated with the adoption of the new accounting standard improved diluted EPS by $0.02.

Adjusted net income increased 24.3% to $5.3 million, or $0.18 per diluted share, compared to $4.2 million, or $0.15 per diluted share, in the prior year’s second quarter. A reconciliation between net income and adjusted net income is included in the accompanying financial data.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the fiscal first quarter 2017. This standard requires excess tax benefits from share based compensation to be recorded in income tax expense rather than paid in capital. The adoption resulted in a $0.7 million decrease in the fiscal second quarter 2017 provision for income taxes, or an 8.6 percentage point decrease in the effective rate, due to the recognition of excess tax benefits for options exercised. This positively impacted diluted EPS by approximately $0.02 in the fiscal second quarter 2017. Refer to the Company’s Form 10-Q for the quarter ended July 1, 2017 for additional information regarding the impact of the adoption of ASU 2016-09.

Restaurant Development

As of July 1, 2017, there were 1,056 Wingstop restaurants system-wide. This included 967 restaurants in the United States, of which 946 were franchised restaurants and 21 were company-owned. Our international presence consisted of 89 franchised restaurants across six countries. During the fiscal second quarter 2017, there were 25 net system-wide Wingstop restaurants opened, including eight international franchised locations.

On July 16, 2017, we acquired two restaurants in the Dallas market from a franchisee for $3.9 million. The two acquired restaurants have historical annual sales volumes consistent with our existing company-owned restaurants average of $1.7 million.

Initiation of Quarterly Dividend Program

In recognition of the Company's strong cash flow generation, confidence in the business, and commitment to returning value to shareholders, our Board of Directors has authorized and declared an initial quarterly dividend of $0.07 per share of common stock, totaling approximately $2.0 million. This dividend will be paid on September 18, 2017 to shareholders of record as of September 3, 2017.

Appointment of Chief Financial Officer

Interim Chief Financial Officer, Michael J. Skipworth, age 39, has been appointed to Chief Financial Officer effective immediately. Mr. Skipworth had previously served as interim Chief Financial Officer since June 2017.

Fiscal Year 2017 Financial Outlook

We are providing the following updated financial outlook for the fiscal year ending December 30, 2017:

▪	System-wide unit growth of approximately 13% - 15%

▪	Low single digit domestic same store sales growth

▪	SG&A expenses of between $36.5 million and $37.5 million

▪	Net income between $20.9 million and $21.2 million (previously $20.2 million to $20.5 million)

▪	Fully diluted EPS growth of 23% - 25% (previously 19% - 21%), which reflects 29.3 million diluted shares outstanding, over 2016 adjusted earnings per diluted share of $0.58

▪	Adjusted EBITDA growth of 13% - 15%

	Fiscal Year Ended
	December 30, 2017
	(in millions)
	Low	High
Net income	$20.9	$21.2
Interest expense, net	5.4	5.4
Income tax expense	8.7	8.9
Depreciation and amortization	3.5	3.5
EBITDA	$38.5	$39.0
Additional adjustments:
Stock-based compensation expense (a)	1.6	1.8
Adjusted EBITDA	$40.1	$40.8

(a) Estimated non-cash, stock-based compensation.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Conference Call and Webcast

Chairman and CEO, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal second quarter 2017 financial results at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13664594. The replay will be available through Thursday, August 10, 2017.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, the United Arab Emirates, Malaysia, and Saudi Arabia. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2017 outlook for new restaurant openings, domestic same store sales growth, SG&A expenses, net income, EBTIDA, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	July 1, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,447	$3,750
Accounts receivable, net	3,818	3,199
Prepaid expenses and other current assets	3,505	1,634
Advertising fund assets, restricted	2,445	2,533
Total current assets	14,215	11,116
Property and equipment, net	5,441	4,999
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	16,240	16,914
Other non-current assets	857	943
Total assets	$114,581	$111,800
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,778	$1,458
Other current liabilities	8,156	9,241
Current portion of debt	3,500	3,500
Advertising fund liabilities, restricted	2,445	2,533
Total current liabilities	15,879	16,732
Long-term debt, net	137,529	147,217
Deferred revenues, net of current	8,024	7,868
Deferred income tax liabilities, net	12,155	12,304
Other non-current liabilities	2,224	2,307
Total liabilities	175,811	186,428
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,072,401 and 28,747,392 shares issued and outstanding as of July 1, 2017 and December 31, 2016, respectively	291	287
Additional paid-in-capital	2,793	1,194
Accumulated deficit	(64,314)	(76,109)
Total stockholders' deficit	(61,230)	(74,628)
Total liabilities and stockholders' deficit	$114,581	$111,800

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	July 1, 2017	June 25, 2016

Revenue:
Royalty revenue and franchise fees	$15,827	$14,305
Company-owned restaurant sales	8,845	8,418
Total revenue	24,672	22,723
Costs and expenses:
Cost of sales (1)	6,867	6,184
Selling, general and administrative	8,288	8,572
Depreciation and amortization	771	727
Total costs and expenses	15,926	15,483
Operating income	8,746	7,240
Interest expense, net	1,307	707
Other expense, net	—	10
Income before income tax expense	7,439	6,523
Income tax expense	2,174	2,444
Net income	$5,265	$4,079

Earnings per share
Basic	$0.18	$0.14
Diluted	$0.18	$0.14

Weighted average shares outstanding
Basic	29,032	28,646
Diluted	29,394	28,989

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen weeks ended
	July 1, 2017	As a % of company-owned restaurant sales	June 25, 2016	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$3,512	39.7%	$3,213	38.2%
Labor costs	2,124	24.0%	1,869	22.2%
Other restaurant operating expenses	1,459	16.5%	1,440	17.1%
Vendor rebates	(228)	(2.6)%	(338)	(4.0)%
Total cost of sales	$6,867	77.6%	$6,184	73.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	July 1, 2017	June 25, 2016
Domestic Franchised Activity:
Beginning of period	927	796
Openings	23	36
Closures	(4)	(1)
Restaurants end of period	946	831

Domestic Company-Owned Activity:
Beginning of period	21	19
Openings	—	1
Closures	—	—
Restaurants end of period	21	20

Total Domestic Restaurants	967	851

International Franchised Activity:
Beginning of period	83	58
Openings	8	5
Closures	(2)	—
Restaurants end of period	89	63

Total System-wide Restaurants	1,056	914

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	July 1, 2017	June 25, 2016
Net income	$5,265	$4,079
Interest expense, net	1,307	707
Income tax expense	2,174	2,444
Depreciation and amortization	771	727
EBITDA	$9,517	$7,957
Additional adjustments:
Transaction costs (a)	—	252
Stock-based compensation expense (b)	286	100
Adjusted EBITDA	$9,803	$8,309

(a)	Represents costs and expenses related to the refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	July 1, 2017	June 25, 2016
Numerator:
Net income	$5,265	$4,079
Adjustments
Transaction costs (a)	—	252
Tax effect of adjustments (b)	—	(95)
Adjusted net income	$5,265	$4,236

Denominator:
Weighted-average shares outstanding - diluted	29,394	28,989

Adjusted earnings per diluted share	$0.18	$0.15

(a)	Represents costs and expenses related to the refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 37.5% for the period ended June 25, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.